Filed Pursuant to Rule 433 of the Securities Act of 1933

 Issuer Free Writing Prospectus dated July 17, 2015
Registration No.  333-203238

Up to 3,125,000 Units
Consisting of One Share of Common Stock and
One Warrant to Purchase One-half Share of Common Stock

This free writing prospectus relates to the initial public offering of common stock and warrants of Innovation Economy Corporation, which does business under the name “ieCrowd”. It should be read together with ieCrowd’s final prospectus dated July 10, 2015 relating to the offering, which has been filed by ieCrowd with the Securities and Exchange Commission (the SEC) and which may be accessed through the following web link:

http://www.sec.gov/Archives/edgar/data/1563004/000121390015005095/f424b3071015_innovation.htm

It should also be read together with any later-dated prospectus relating to the offering and the other documents filed by ieCrowd with the SEC. As stated in ieCrowd’s prospectus, investing in ieCrowd securities involves a high degree of risk. ieCrowd is at an early stage of its development and its securities may only be appropriate for long-term investment. ieCrowd’s independent registered public accounting ﬁrm has issued an audit opinion that includes a statement expressing substantial doubt as to ieCrowd’s ability to continue as a going concern. You should purchase ieCrowd securities only if you can afford to lose your entire investment.

Innovation Economy Corporation has filed a final prospectus with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the final prospectus and other documents Innovation Economy Corporation has filed with the SEC for more complete information about Innovation Economy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, a copy of the prospectus may be obtained from TriPoint Global Equities, LLC if you request it by calling, toll-free, 1-800-304-6994.

On July 16, 2015, David Kayatta, VP Special Initiatives of the Company, sent the following e-mail to shareholders:

Dear Shareholder,

Amro and UC San Diego's Dave Gibbons sat down last week with KPCC's Take Two for a conversation about unlocking the potential of untapped innovations and our IPO (www.iecrowd.com/ipo). The 11 minute story, which ran last Thursday, describes ieCrowd, our IPO and the need.

Please take a few minutes to listen to the story by clicking here. Please feel free to share via email or social media. You can like and share our LinkedIn or Facebook posts provided below.

Our LinkedIn Company page: www.linkedin.com/company/iecrowd
Our Facebook page: www.facebook.com/ieCrowd

KPCC is a National Public Radio (NPR) affiliate, claiming 600,000 listeners in Southern California. Here’s the story on Take Two’s Facebook page.

Best Regards,

David Kayatta

This is not an offer to sell, or a solicitation of an offer to buy, any securities. ieCrowd has filed a registration statement (including a prospectus) with the SEC for the initial public offering of ieCrowd securities. Before you invest, you should read the prospectus and other documents ieCrowd has filed with the SEC. You can get these documents for free by visiting EDGAR at SEC.gov or by calling, toll-free, 1-800-304-6994.

Copyright © 2015 All rights reserved.
Innovation Economy Corporation
DBA ieCrowd.
Our address is 1650 Spruce Street, 5th Floor, Riverside, CA 92507

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